UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 3, 2016

Commission file number 1-13163
________________________
YUM! BRANDS, INC.
 (Exact name of registrant as specified in its charter)

North Carolina	13-3951308
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1441 Gardiner Lane, Louisville, Kentucky	40213
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (502) 874-8300

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c)
Yum Brands, Inc. (the “Company”) announced today the appointment of David Russell as its interim Chief Financial Officer effective February 19, 2016. Mr. Russell will serve as interim Chief Financial Officer until a successor is named. The Company is in the process of conducting an internal and external search for Chief Financial Officer and will name that successor at the completion of the search. Mr. Russell will replace Patrick Grismer, who, as previously disclosed, is resigning as the Company’s Chief Financial Officer on February 19, 2016. Mr. Russell will act as the Company’s principal financial officer and principal accounting officer.  Mr. Russell, 46, currently serves as Vice President, Finance and Corporate Controller of the Company. He has served in this position since December 2012 and he will continue to serve in this position while serving as the interim Chief Financial Officer. He has been Vice President and Corporate Controller since February 2011. Effective December 2012, his duties and title were expanded to include Vice President, Finance.

In connection with Mr. Russell’s appointment as interim Chief Financial Officer, the Company will, effective February 19, 2016, increase Mr. Russell’s salary by $35,000 per month while he serves as interim Chief Financial Officer. In addition, the Company awarded Mr. Russell stock appreciation rights (“SARs”) having an economic value of approximately $275,000 in addition to his regular SARs grant for 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YUM! BRANDS, INC.
(Registrant)

Date:	February 3, 2016	/s/ John P. Daly
Vice President and Associate General Counsel